Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Murphy Canyon Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-262036), of our report dated December 9, 2021, except for the effects of Notes 3, 4 and 8, as to which the date is January 28, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Murphy Canyon Acquisition Corp. as of November 16, 2021 and for the period from October 19, 2021 (inception) through November 16, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
January 28, 2022